Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements of Plymouth Industrial REIT, Inc. on Form S-3 (File No. 333-226438) and Form S-8 (File No. 333-251104) of our report dated February 8, 2021 with respect to our audit of the Statement of Revenues and Certain Operating Expenses of the Ohio Properties for the year ended December 31, 2019.

Atlanta, Georgia

February 8, 2021